UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                            FORM DEFA14A

       ADDITIONAL DEFINATIVE PROXY SOLICITATION MATERIALS

                      Investment Company Act
                       file number 811-6027

                       KAVILCO INCORPORATED
        (Exact name of registrant as specified in charter)

                 600 UNIVERSITY STREET, SUITE 3010
                  SEATTLE, WASHINGTON 98101-1129
        (Address of Principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (206) 624-6166

               Date of fiscal year end: December 31

   Date of reporting period: January 1, 2003 - December 31, 2003

Kavilco Incorporated is an Alaska Native Corporation. Many of our shareholders rely on subsistance for their livelyhood, and they have requested that we do not hold our annual meeting until the subsistance seasons have passed. We file our financial statements with the SEC within 60 days of the end of the fiscal year (in February) and send our shareholders a report containing those statements at that time, making the necessary SEC filings as well. Our annual meeting held in November and that is the time that we send them the annual report and proxy solicitation. The following pages are included in the Annual Report and were not a part of Kavilco's filing of the audited financial statements in February.

ITEM 1. ANNUAL REPORT TO SHAREHOLDERS

For thirty-one years Kavilco has adhered to it's mission:

"To honor the vision and unselfish actions of our Kasaan Haida ancestors and elders, the goals of Kavilco Incorporated are to provide dividiends and to preserve the assets for all generations."


As we face the challenges of the current economy, "to provide dividends and to preserve the assets for all generations" is always foremost in our minds.

However, for the past few years and into the near future we have looked at "to preserve the assets for all generations" to also include a very important asset of our Haida heritage, namely Chief Son-I-Hat's Whale House and Totem Park. Within the pages of this Annual Report you will find photographs showing the current state of this most cherished symbol of Kasaan's history. Kavilco and the Kasaan Haida Heritage Foundation are working together to preserve our National Historic Place. For more information, please visit our website at www.kavilco.com.

PRESIDENT'S REPORT

Dear Shareholders,

As we enter our thirty-first year of operation we are working hard to maintain the highest level of net income as we can in these poor economic times. We are constantly looking at all types of low risk secure opportunities to protect a certain level of dividend to the shareholders.

We are still busy looking for grants so that we can contract with a knowledgeable engineering firm for estimated costs on the reconstruction to the Chief Son-I-Hat Whale House and Totem Park. This estimate will enable us to justify to Congress that we do indeed need a certain amount of funds for this restoration project. At this point I believe it will cost somewhere in the neighborhood of six million dollars for a total restoration of the longhouse and totem poles. The high cost will be due to the remoteness of Kasaan and will be labor intensive using skilled artists.

The other project that is still pending is the expansion of the water and sewer system into the shareholder subdivision. This project is funded through a congressional appropriation to the Denali Commission and is managed by the City of Kasaan.

This year we are also working at completing an amendment to our 1980 land use plan. This amendment will show all the closed out logging roads, log harvested units and log transfer sites within our complete land holdings. This amended land use plan will be of value to our shareholders both for future plans and historical reference.

Since our last report was issued we have lost two of our original shareholders; Pauline Blackstad (100 years) was our oldest living shareholder and Ernest T. Jones (71 years). Both of these shareholders were born in Kasaan.

The Board of Directors and Management have had a trying economic year working at managing the funds of the corporation for the best interest of the shareholders. We hope to see you at your annual meeting in Ketchikan on November 6, 2004.

Sincerely,

Louis A. Thompson
President/Chief Executive Officer

CHIEF FINANCIAL OFFICER'S REPORT

Dear Shareholders,

The anemic economic growth that plagued the previous three years was still clearly evident at the beginning of 2003. Granted, the investor sentiment was not great, with the Iraqi conflict looming out in the future, but the economic indicators were still pointing to an economy that was laboring under imbalances that grew out of the late 1990's boom.

Remember that it was homegrown cyclical forces, not geopolitical risks that triggered the 2001 recession. In 2002 major head winds in the economy were higher energy costs that crimped household budgets and a stagnant job market which raised pessimism.

Congress and the Federal Reserve (Fed) acted in concert to spark an economic revival. On May 28, 2003, President Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. The tax cut package contained ten key tax-related provisions that marked the cornerstone of Bush's economic stimulus plan. The Fed voted to reduce the fed fund rate by .25 percent to a forty-year low of 1.00 percent.

How successful was the combined effort to offset the powerful tug-of-war between massive policy reflation and the lingering after-effects of the various shocks that have hit the economy during the past three years? The sharp drop in interest rates and tax cuts resulted in sustaining consumer spending, but has not yet managed to trigger a rebound in business spending. Corporate executives remain extremely cautious, focused more on cost cutting and balance sheet restructuring than on expanding.

So how are these economic events impacting our portfolio? In 2002, we had bonds that were sold or matured that carried a +7% yield.
Currently, interest rates are at a 40-year low with money market funds yielding a whopping .6% and Treasury bonds in the 2%-3 1/2% range.
This translates into lost revenue in the neighborhood of $250,000. In an attempt to offset the major decline in interest rates, at our November 2002 meeting the Board approved a strategy whereby ten-year Treasury bonds would be actively traded. The goal was to trade bonds in the volatile interest rate environment in order to capture capital gains. The foregoing strategy depended on declining interest rates. For the first 10 months of the year, over $34 million of trades were made. By way of comparison, for the same period in 2002, we had only $5 million in trades. The fruits of our labor resulted in $207,245 in capital gains that was included in your December 2003 dividend.

Although we were successful in our trading strategy we now have only two investments that are under financial stress. We have invested one million dollars in each of the foregoing companies. 1). Xcel Energy Inc. whose wholly owned subsidiary NRG declared bankruptcy last year. There was a concern that this would result in Xcel also filing for bankruptcy. However, Xcel did not file and NRG's bankruptcy should be settled in December. Future interest payments will not be impacted.
2). Ford Motor Company - Although this company has been reducing costs at a feverishly pace, it still has a long ways to go. If the opportunity arises, both of these issues will be sold.

Toward the end of the year we were able to sell one of our economically stressed investments. The Securities and Exchange Commission found that Qwest Communication fraudulently misstated
$2.4 billion in revenue. The Justice Department has filed a 12-count criminal indictment against three former Qwest executives. In spite of the rampant accounting fraud, we have always felt that the
underlying fundamentals of Qwest are lousy.   There was a brief period
of time at the end of the year when these bonds rallied. We immediately seized the opportunity and sold into the strength of the market.

The stock market has been in a bull market rally since the end of March of 2003. From a historical perspective, bull market rallies can occur in secular bear markets. The reason why these brief violent and spectacular rallies don't have legs is that the stock valuations are way too high. As a matter of fact, we are almost back to the mania days before the stock market bubble burst. After the stock market bubble burst in March of 2000, we went back to our original and most successful stock market strategy-value investing. Accordingly, because values were so high, we did not actively participate in the echo bubble rally. However, we have recently adopted a strategy that will use momentum indicators to track the market and various stocks which should afford us the opportunity to take advantage of the next rally in this secular bear market.

One of the new and more exciting developments that has taken place in 2003 is our website. Actually there are 2 websites in 1 at www.kavilco.com, one for Kavilco corporate business and one for Kasaan Haida Heritage Foundation. We can thank Charisse Dwyer, Corporate Secretary for operations, for all of her hard work and historical research that made it possible to create the most informative and well designed website of all the Alaska Native websites I have seen. We hope you find the website helpful and informative. We keep it updated and changes occur frequently, so visit often.

Sincerely,

Scott Burns
Chief Financial Officer